Exhibit 99.1

Ares Commercial Real Estate Corporation Declares a Dividend of $0.06 per share for the Quarter Ending September 30, 2012

CHICAGO, IL —September 21, 2012 —Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that it has declared a cash dividend of $0.06 per common share for the quarter ending September 30, 2012.  The dividend is payable on October 11, 2012 to stockholders of record at the close of business on October 2, 2012.

“Our opportunity set continues to be strong, and we are on track to successfully convert a portion of our pipeline into new investments,” said John Bartling, Chief Executive Officer of Ares Commercial Real Estate Corporation. “We continue to be encouraged by the quality and number of loan opportunities that we are actively sourcing and reviewing through our national direct origination platform.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company that originates, invests in and manages middle-market commercial real estate loans and other commercial real estate investments. Through its national direct origination platform, Ares Commercial Real Estate Corporation provides flexible financing solutions for middle market borrowers. Ares Commercial Real Estate Corporation intends to elect to be taxed as a real estate investment trust and is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager with approximately $54 billion in committed capital under management as of June 30, 2012.  For more information, please visit our website at arescre.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein.

Contact:

Ares Commercial Real Estate Corporation
Carl Drake

(404) 814-5204

cdrake@aresmgmt.com